                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for use of the
     Commission only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                   Heidrick & Struggles International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Stockholder fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                [HEIDRICK & STRUGGLES INTERNAITONAL, INC. LOGO]

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT


                           DATE:  Friday, June 2, 2000
                           TIME:  9:30 a.m. Eastern Time
                           PLACE:  St. Regis Hotel
                                     2 East 55th Street
                                     New York, New York 10022

                                    [LOGO]

April 21, 2000

   To our Stockholders--Welcome. The year 1999 was one of many "firsts" for Heidrick & Struggles International, Inc. as a public company. It is my pleasure to invite you to attend our first Annual Meeting of Stockholders to review those "firsts."

   The meeting will be held on Friday, June 2, 2000 at 9:30 a.m. Eastern Time at the St. Regis Hotel located at 2 East 55th Street, New York, New York.

   The Notice of Annual Meeting of Stockholders accompanying this letter describes the business we will be transacting at the meeting. After the meeting, we will respond to any of your questions.

   Whether or not you plan to attend the annual meeting in person, I urge you to sign and date the enclosed Proxy Card and return it as soon as possible so that your shares will be represented at the meeting. The vote of every stockholder is important!

   We appreciate your support of our endeavors over the past year.

                                          Sincerely,

                                          Patrick S. Pittard
                                          President and Chief Executive
                                           Officer

                   HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                      233 South Wacker Drive, Suite 4200
                         Chicago, Illinois 60606-6303

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                           DATE:  Friday, June 2, 2000
                           TIME:  9:30 a.m. Eastern Time
                           PLACE: St. Regis Hotel
                                  2 East 55th Street
                                  New York, New York 10022


Dear Stockholders:

  At our annual meeting, we will ask you to:

  I.   Elect four (4) directors;

  II. Adopt a proposal to amend the 1998 Heidrick & Struggles GlobalShare Program I and the 1998 Heidrick & Struggles GlobalShare Program II;

  III. Adopt a proposal to approve the material terms of a CEO performance-based incentive compensation plan;

  IV. Ratify our appointment of Arthur Andersen LLP as our independent public accountant for the year 2000; and

  V. Transact any other business as may properly come before the annual meeting, or any adjournment of the annual meeting.

   If you were a stockholder of record at the close of business on April 19, 2000, you will be entitled to vote at the annual meeting or any adjournment of the meeting. A stockholder list will be available at the offices of Simpson, Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 beginning May 23, 2000 during normal business hours, for examination by any stockholder registered on our stock ledger as of April 19, 2000, for any purpose germane to the annual meeting. Your attention is called to the accompanying Proxy Card and Proxy Statement.

   A copy of our Annual Report (including our Form 10-K) for the fiscal year ended December 31, 1999 is enclosed.

                                          Sincerely,

                                          Richard D. Nelson
                                          Secretary

 YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting in person, please sign and return the Proxy Card in the enclosed postage prepaid envelope so your shares may be voted.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Voting Information........................................................    1

Description of Our Capital Stock..........................................    1

Voting Securities of Certain Beneficial Owners and Management.............    3

Proposal I--Election of Directors.........................................    3
  Board Meetings and Committees...........................................    6
  Director Compensation...................................................    7
  Director Indemnification................................................    7
  Executive Compensation..................................................    8
  Summary Compensation Table..............................................    8
  Option Grant Table......................................................    9
  Aggregated Option Exercises and Year-End Option Values..................   10
  Employment Agreements...................................................   10
  Compensation Committee Interlocks and Insider Participation.............   10
  Report of the Compensation Committee of the Board of Directors on
   Executive Compensation.................................................   11
  Performance Graph.......................................................   14

Proposal II--Amendment to the 1998 Heidrick & Struggles GlobalShare
 Program I and the 1998 Heidrick & Struggles GlobalShare Program II.......   16

Proposal III--Proposal to Approve the Material Terms of a CEO Performance-
 Based Incentive Compensation Plan........................................   17

Proposal IV--Appointment of Independent Public Accountant.................   19

Certain Relationships and Related Transactions............................   19

Section 16(a) Beneficial Ownership Reporting Compliance...................   19

Stockholder Proposals for Next Year's Annual Meeting......................   19

Incorporation of Certain Documents by Reference...........................   20

Other Matters.............................................................   20

                              VOTING INFORMATION

   Proxy Solicitation. This Proxy Statement is furnished to you in connection with the solicitation of proxies by Heidrick & Struggles International, Inc. for its Annual Meeting of Stockholders to be held on June 2, 2000. This solicitation is being made by mail. We may also use our officers and other employees to solicit proxies from stockholders, personally or by telephone, facsimile, letter or electronic mail. We will pay all costs associated with our solicitation of proxies. If we request nominees and brokers to solicit their principals and customers for their proxies, we will reimburse the nominees and brokers for their reasonable out-of-pocket expenses.

   Annual Meeting of Stockholders. Our Annual Meeting of Stockholders will be held on June 2, 2000 at 9:30 a.m. Eastern Time at the St. Regis Hotel located at 2 East 55th Street, New York, New York. This Proxy Statement was first mailed on or about May 3, 2000 to our stockholders entitled to notice of, and to vote at, the annual meeting.

   Record Date. Each share of our common stock that you own as of April 19, 2000 entitles you to one vote. On April 19, 2000 there were 19,142,142 shares of our common stock outstanding.

   Quorum. A quorum of stockholders is necessary for us to hold a valid meeting. If at least a majority of our issued and outstanding common stock is present at the meeting either in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present to establish a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card and not others because he or she does not have authority to do so.

   Voting. You may vote on the proposals presented at the annual meeting in one of two ways:

  . By Proxy: You can vote your shares by signing, dating and returning the enclosed Proxy Card. If you do this, the individuals named on the card will vote your shares in the manner you indicate. You may specify on your Proxy Card how you would like your shares voted. If you do not indicate instructions on the card, your shares will be voted for the election of the individuals nominated for directors, for the proposal to amend the 1998 Heidrick & Struggles GlobalShare Program I and the 1998 Heidrick & Struggles GlobalShare Program II, for the proposal to approve the material terms of a CEO performance-based incentive compensation plan and for the appointment of Arthur Andersen LLP as our independent public accountant; or

  . In Person: You may come to the annual meeting and cast your vote.

   If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending notice to our Secretary in writing; (2) providing to us a later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy.

                       DESCRIPTION OF OUR CAPITAL STOCK

   Our Amended and Restated Certificate of Incorporation provides for our authorized capital stock to consist of 100,000,000 shares of common stock, $.01 par value per share, of which 19,142,142 shares were issued and outstanding on April 19, 2000 and 10,000,000 shares of preferred stock, $.01 par value per share, none of which has been issued. Our common stock is included for quotation on the Nasdaq National Stock Market under the symbol "HSII."

   Each stockholder is entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available, after payment of dividends required to be paid on outstanding preferred stock, if any. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The shares of common stock have no preemptive or conversion rights and are not subject to our further calls or assessment. There are no redemption or sinking fund provisions applicable to the common stock.

   Votes cast by proxy or in person at the annual meeting will be tabulated by an inspector of election appointed for the annual meeting. The inspector will determine whether or not a quorum is present. In order for a quorum to be present and, consequently, for action to be taken at the annual meeting, stockholders owning a majority of our issued and outstanding shares must be present at the meeting either in person or by proxy. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be counted as shares that are present at the meeting.

   Although abstentions and broker non-votes will be counted as shares that are present at the annual meeting for purposes of determining whether a quorum exists, they will not impact the election of directors (Proposal I) since the four individuals receiving the highest number of votes will be elected as directors. They will be counted as votes against Proposals II and III. They will not impact ratification of our appointment of Arthur Andersen LLP as our independent public accountant (Proposal IV) since the vote to approve this proposal requires approval of a majority of the votes actually cast on the proposal.

                         VOTING SECURITIES OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our common stock by: (1) our directors; (2) each of our named executive officers; (3) each person known to us to be the beneficial owner of 5% or more of our outstanding shares of common stock; and (4) all of our directors and executive officers, as a group.

                                                                Total
                            Common             Preferred        Voting
                            Shares(1)      %    Shares    %     Shares       %
                            ----------    ---  --------- ---  ----------    ---
Number of shares
 outstanding on April 19,
 2000 were:...............  19,142,142(2) 100%      0      0% 19,142,142(2) 100%

The following are the
 directors, executive
 officers, and any persons
 known by us to own
 beneficially more than 5%
 of either class of voting
 securities on April 19,
 2000:(3)

Patrick S. Pittard(5).....     226,179    1.2%      0      0     226,179    1.2%
Donald M. Kilinski........      48,580      *       0      0      48,580      *
Richard D. Nelson(5)......     218,056    1.1%      0      0     218,056    1.1%
Gerard R. Roche...........     411,399    2.1%      0      0     411,399    2.1%
David C. Anderson(5)......     118,176      *       0      0     118,176      *
Thomas J. Friel(5)........     259,404    1.4%      0      0     259,404    1.4%
David B. Kixmiller(5).....     139,995      *       0      0     139,995      *
Bengt Lejsved.............      38,529      *       0      0      38,529      *
Dr. Jurgen B. Mulder......     109,319      *       0      0     109,319      *
Dr. John C. Viney(6)......     163,085      *       0      0     163,085      *
Robert Louis-Dreyfus......           0      0       0      0           0      0
Robert W. Shaw............           0      0       0      0           0      0
Carlene M. Ziegler........       2,000(4)   *       0      0       2,000(4)   *

On April 19, 2000, the
 shares beneficially owned
 by all executive officers
 and directors as a group
 (13 persons) were:.......   1,734,722    9.1%      0      0%  1,734,722    9.1%

--------
*  Represents holdings of less than one percent (1%).
(1) Unless otherwise indicated, we believe that each beneficial owner has the sole voting and investment power of the number of shares listed adjacent to his or her name.
(2) We do not hold any shares in treasury.
(3) The mailing address for each person is 233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303.
(4) This amount includes 1,000 shares beneficially owned by Ms. Ziegler through participation in her 401(k) plan and 1,000 shares beneficially owned by her husband through his participation in his 401(k) plan. The trustee has the sole voting and investment power of the shares held in the 401(k) plan. Ms. Ziegler disclaims beneficial ownership of the 1,000 shares owned by her husband.
(5) Includes shares held by the trustee of the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Pension Plan for the benefit of the individual listed. The trustee has the sole voting and investment power of the shares held in the 401(k) plan.
(6) Includes 12,637 shares owned by Dr. Viney's wife. Dr. Viney disclaims beneficial ownership of these shares.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

   Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that our Board of Directors will consist of not less than eight and not more than fifteen directors, as determined by resolution of the Board. Our Board of Directors has set the number of members at twelve. Our Board of Directors currently has eleven members, eight of whom are our employees, three of whom are non-employees, and there is one vacancy. We are seeking a suitable non-employee candidate to fill the vacancy.

   Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. We propose that four directors be elected at the annual meeting to hold office for a three-year term expiring in 2003. Our other directors will continue in office for the remainder of their respective terms.

   Our Board of Directors has recommended and nominated the following persons to be elected to our Board of Directors, each for a three-year term: Messrs. David B. Kixmiller, Bengt Lejsved, Robert W. Shaw, and Ms. Carlene M. Ziegler.

   The enclosed Proxy will be voted FOR electing the four nominees unless a specification is made to withhold the vote. Proxies cannot be voted for more than four nominees.

   The election of the four nominees for new terms will, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, be decided by plurality vote of shares present at the annual meeting.

   If any nominee ceases to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by our Board of Directors and for the other nominees. Our Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a director or will be unwilling to serve as a director if elected.

   Below is certain information about each director nominee and those directors whose terms of office will continue after the annual meeting.

                       NOMINEES FOR DIRECTOR--CLASS 2000
       (Directors Up For Election This Year For Terms Expiring in 2003)

                              Principal Occupation and       Director Common
 Name(1)             Age    Five-Year Employment History      Since   Shares(2)
 -------             ---    ----------------------------     -------- ---------
 David B. Kixmiller.  50 Mr. Kixmiller has served as our     02/1999   139,995
                         Practice Managing Partner,
                         Technology since 1998. Mr.
                         Kixmiller was the Managing
                         Partner of the Menlo Park Office
                         of Heidrick & Struggles, Inc.
                         from 1991 to 1998 and was a
                         member of the Board of Directors
                         of Heidrick & Struggles, Inc.
                         from 1987 until the merger of
                         Heidrick & Struggles, Inc. with
                         and into us which occurred on
                         February 26, 1999 (the "Merger").

 Bengt Lejsved......  55 Mr. Lejsved has served as our       02/1999    38,529
                         Area Managing Partner, Northern
                         and Eastern Europe since the
                         Merger. He was a member of the
                         Board of Directors of Heidrick &
                         Struggles International, Inc.
                         from 1994 until the Merger.

 Robert W. Shaw.....  52 Mr. Shaw most recently served as    09/1999         0
                         the Chief Executive Officer and a
                         member of the Board of Directors
                         of USWeb/CKS from November 1998
                         to February 2000. From February
                         1997 and prior to joining
                         USWeb/CKS, Mr. Shaw was the
                         Executive Vice President of
                         Worldwide Consulting Services and
                         Vertical Markets. Mr. Shaw was
                         Senior Vice President of
                         Worldwide Applications and
                         Services at Oracle Corporation
                         from August 1995 until January
                         1997. From June 1992 to July
                         1995, Mr. Shaw was Senior Vice
                         President of Global Services at
                         Oracle Corporation.

 Carlene M. Ziegler.  43 Ms. Ziegler has served as the       12/1999     2,000
                         Managing Director of Artisan
                         Partners, L.P. since January
                         1995.

                       NOMINEES FOR DIRECTOR--CLASS 2001
                    (Directors with Terms Expiring in 2001)

                               Principal Occupation and      Director Common
 Name(1)               Age   Five-Year Employment History     Since   Shares(2)
 -------               ---   ----------------------------    -------- ---------
 David C. Anderson....  57 Mr. Anderson has served as our    02/1999   118,176
                           President-Americas since
                           September 1999. Mr. Anderson
                           served as our North American
                           Managing Partner from 1998
                           until September 1999 and
                           previously had been the Office
                           Managing Partner of the Dallas
                           office from 1992 until 1999. He
                           was a member of the Board of
                           Directors of Heidrick &
                           Struggles, Inc. from 1992 until
                           the Merger.

 Thomas J. Friel......  52 Mr. Friel has served as our       02/1999   259,404
                           President-Global Practices
                           since September 1999. Since
                           joining Heidrick & Struggles,
                           Inc. in 1979, Mr. Friel has
                           served as Office Managing
                           Partner of the Menlo Park
                           office, Worldwide Practice
                           Managing Partner for the
                           International Technology
                           Practice and Managing Partner
                           for Asia Pacific. He was a
                           member of the Board of
                           Directors of Heidrick &
                           Struggles, Inc. from 1983 until
                           the Merger.

 Dr. John C. Viney....  52 Dr. Viney has served as our       02/1999   163,085
                           Chairman-Europe since the
                           Merger. Dr. Viney joined
                           Heidrick & Struggles
                           International, Inc. in 1985 and
                           previously served as Office
                           Managing Partner for the London
                           office. He was a member of the
                           Board of Directors of Heidrick
                           & Struggles International, Inc.
                           from 1987 until the Merger.

 Robert Louis-Dreyfus.  53 Mr. Louis-Dreyfus has served as   09/1999         0
                           the Chairman of the Board of
                           Directors and President of
                           adidas-Salomon AG since April
                           1993. He also serves on the
                           Board of Directors of EMCORE
                           Corporation.

                       NOMINEES FOR DIRECTOR--CLASS 2002
                    (Directors with Terms Expiring in 2002)

                               Principal Occupation and      Director Common
 Name(1)               Age   Five-Year Employment History     Since   Shares(2)
 -------               ---   ----------------------------    -------- ---------
 Patrick S. Pittard...  54 Mr. Pittard has served as our     02/1999   226,179
                           President and Chief Executive
                           Officer since the Merger. Prior
                           to the Merger, he had been
                           President and Chief Executive
                           Officer of Heidrick &
                           Struggles, Inc. since 1997 and
                           a member of the Board of
                           Directors of Heidrick &
                           Struggles, Inc. since 1986.
                           Since joining Heidrick &
                           Struggles, Inc. in 1983, Mr.
                           Pittard has held the positions
                           of Office Managing Partner for
                           the Atlanta and Jacksonville
                           offices and North America
                           Managing Partner. Mr. Pittard
                           also serves as a member of the
                           Board of Directors of Jefferson
                           Pilot Corporation.

 Gerard R. Roche......  68 Mr. Roche has been our Senior     02/1999   411,399
                           Chairman since the Merger. Mr.
                           Roche joined Heidrick &
                           Struggles, Inc. in 1964 and was
                           a member of the Board of
                           Directors of Heidrick &
                           Struggles, Inc. from 1970 until
                           the time of the Merger. He is
                           also a member of the Board of
                           Directors of Value America,
                           Inc.

                               Principal Occupation and      Director  Common
 Name(1)               Age   Five-Year Employment History     Since   Shares(2)
 -------               ---   ----------------------------    -------- ---------
 Dr. Jurgen B. Mulder.  62 Dr. Mulder has been our           02/1999   109,319
                           President-International since
                           September 1999. He was
                           President-Europe from the time
                           of the Merger until September
                           1999 and was President and
                           Chief Executive Officer of
                           Heidrick & Struggles
                           International, Inc. from
                           November 1998 until the time of
                           the Merger. He was Vice
                           Chairman of Heidrick &
                           Struggles International, Inc.
                           until November 1998. Prior to
                           joining Heidrick & Struggles
                           International, Inc. in 1997,
                           Dr. Mulder was a partner in
                           Mulder & Partner GmbH & Co.
                           KG., a firm he founded in 1978.

--------
(1) There are no family relations among any directors, executive officers, or persons nominated to become a director.
(2) Number of shares of common stock owned beneficially on April 19, 2000. All shares are held with sole voting and sole investment power unless otherwise indicated in this Proxy. The individual holdings of each director equal less than 1% of our issued and outstanding common stock, except for the holdings of Messrs. Pittard, Roche and Friel which represent approximately 1.2%, 2.1% and 1.4%, respectively, of our issued and outstanding common stock. See "VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                         BOARD MEETINGS AND COMMITTEES

   On February 26, 1999, Heidrick & Struggles, Inc. merged with and into us (the "Merger"). Prior to the Merger and our initial public offering, we did not have a standing audit, compensation or nominating committee. From January 1, 1999 until the Merger, our full Board of Directors did not meet.

   After the Merger, in 1999, our full Board of Directors met three times. All directors attended 75% or more of the meetings of the Board and the committees of which they were members. Currently, our Board of Directors has two standing committees:

   Audit Committee. In September 1999, we established our Audit Committee. Our Audit Committee consists of our three independent directors (Mr. Shaw, Mr. Louis-Dreyfus and Ms. Ziegler). The duties of our Audit Committee are generally to recommend to our Board of Directors the appointment of an independent public accountant to audit annually our books and records, to review the activities and reports of our independent public accountant and to report the results of such review to our Board of Directors. Our Audit Committee also periodically reviews the activities of our finance staff and the adequacy of our internal controls. Since its formation in September 1999 and through December 31, 1999, our Audit Committee met one time.

   Compensation Committee. In September 1999, we established our Compensation Committee. Our Compensation Committee also consists of our three independent directors. The duties of our Compensation Committee are generally to review employment, development, reassignment and compensation matters involving executive officers and key employees as may be appropriate, including without limitation, issues relative to salary, bonus, stock options and other incentive arrangements. Since its formation in September 1999 and through December 31, 1999, our Compensation Committee met one time.

   We do not currently have a standing nominating or other similar committee.

                             DIRECTOR COMPENSATION

   None of our directors who are also employees receive any compensation for serving as directors. Our non-employee directors who receive compensation are paid an annual retainer of $30,000 in cash, an additional annual cash payment of $4,000 for acting as chairperson of a committee and up to $1,000 in cash for each meeting attended. We reimburse out-of-pocket expenses incurred by all directors in attending Board of Director and committee meetings. Additionally, each non-employee director may participate in our 1998 Heidrick & Struggles GlobalShare Program II. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION" and "PROPOSAL II, AMENDMENT TO THE 1998 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM I AND THE 1998 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM II."


                           DIRECTOR INDEMNIFICATION

   Our Amended and Restated Certificate of Incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for:

  . liability for any breach of the director's duty of loyalty to us or our stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware General Corporation Law; or

  . a transaction from which the director derived an improper personal benefit.

   Our Amended and Restated Certificate of Incorporation also provides that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted us to provide prior to such amendment). The Amended and Restated Certificate of Incorporation also specifically authorizes us to enter into agreements with any person providing for indemnification greater or different from that provided by the Amended and Restated Certificate of Incorporation.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING DAVID B. KIXMILLER, BENGT LEJSVED, ROBERT W. SHAW AND CARLENE M. ZIEGLER TO THE BOARD OF DIRECTORS EACH FOR A TERM OF THREE (3) YEARS.

                            EXECUTIVE COMPENSATION

   The following tables and narrative text discuss the compensation paid to our executive officers during the fiscal years ended December 31, 1999 and 1998.

                          SUMMARY COMPENSATION TABLE

                                    Annual Compensation           Long-Term Compensation
                               ------------------------------ -----------------------------------
                                                                     Awards              Payouts
                                                              -----------------------   ---------
                                                              Restricted   Securities
                                                                Stock      Underlying   Long-Term  All Other
        Name and               Salary            Other Annual   Award       Options     Incentive Compensation
   Principal Position     Year   ($)   Bonus ($) Compensation    ($)          (#)        Payouts      ($)
   ------------------     ---- ------- --------- ------------ ----------   ----------   --------- ------------
Patrick S. Pittard......  1999 700,000 1,650,000     --            --       149,086        --        12,376(1)
 President and Chief      1998 600,000 1,200,000     --            --           --         --        13,655(1)
 Executive Officer

Donald M. Kilinski......  1999 300,000   660,000     --            --        52,390(7)     --        12,076(2)
 Chief Financial Officer  1998 200,000   200,000     --            --           --         --        83,651(2)
 and Treasurer

Richard D. Nelson.......  1999 450,000   450,000     --            --        33,150(7)     --        12,376(3)
 Chief Administrative     1998 450,000   525,000     --            --           --         --        15,923(3)
 Officer, Counsel and
 Secretary

David C. Anderson.......  1999 400,000 1,060,000     --            --        82,984(7)     --        12,376(4)
 President--Americas      1998 275,000   799,000     --            --           --         --        12,263(4)

Dr. Jurgen B. Mulder....  1999 580,000 1,765,000     --        125,270(6)    86,654(7)     --           --
 President--              1998 512,000 1,518,000     --            --           --         --           --
 International(5)

--------
(1) For the year ended December 31, 1999, this amount represents compensation for expenses relating to group term life insurance ($2,880), employer profit sharing contributions ($7,496), and employer 401(k) matching contributions ($2,000). For the year ended December 31, 1998, this amount represents compensation for expenses relating to group term life insurance ($4,032), employer profit sharing contributions ($7,623) and employer 401(k) matching contributions ($2,000).
(2) For the year ended December 31, 1999, this amount represents compensation for expenses relating to group term life insurance ($2,580), employer profit sharing contributions ($7,496) and employer 401(k) matching contributions ($2,000). For the year ended December 31, 1998, this amount represents compensation for expenses relating to group term life insurance ($726), relocation expenses ($73,302), employer profit sharing contributions ($7,623) and employer 401(k) matching contributions ($2,000).
(3) For the year ended December 31, 1999, this amount represents compensation for expenses relating to group term life insurance ($2,880), employer profit sharing contributions ($7,496) and employer 401(k) matching contributions ($2,000). For the year ended December 31, 1998, this amount represents compensation for expenses relating to group term life insurance ($6,300) employer profit sharing contributions ($7,623) and employer 401(k) matching contributions ($2,000).
(4) For the year ended December 31, 1999, this amount represents compensation for expenses relating to group term life insurance ($2,880), employer profit sharing contributions ($7,496) and employer 401(k) matching contributions ($2,000). For the year ended December 31, 1998, this amount represents compensation for expenses relating to group term life insurance ($2,640), employer profit sharing contributions ($7,623) and employer 401(k) matching contributions ($2,000).
(5) Dr. Mulder was appointed President and Chief Executive Officer of Heidrick & Struggles International, Inc. on November 16, 1998 and resigned from these positions concurrent with the Merger. Dr. Mulder is presently our President--International.
(6) This amount represents the dollar value of restricted stock units issued to Dr. Mulder pursuant to our Restricted Stock Unit Plan. The restricted stock units were earned by Dr. Mulder in 1999 but were issued on March 6, 2000. The dollar value reflected in the table is based on the fair market value (as determined in accordance with the Restricted Stock Unit Plan) of our common stock on March 6, 2000.
(7) This amount represents options issued to Messrs. Kilinski, Nelson, Anderson and Mulder pursuant to our 1998 Heidrick & Struggles GlobalShare Program I. A portion of the options were earned in 1999 but were issued on March 6, 2000.

                               OPTION GRANT TABLE
                     (options granted in fiscal year 1999)

                                         Individual Grants
                          --------------------------------------------------
                                       % of Total
                          Number of     Options
                          Securities   Granted to                     Grant
                          Underlying   Employees  Exercise             Date
Name and Principal         Options     in Fiscal   Price   Expiration Value
Position                   Granted        Year     ($/Sh)     Date    ($/Sh)
------------------        ----------   ---------- -------- ---------- ------
Patrick S. Pittard.......   17,586(1)     10.0%       $14  4/26/2009  $ 8.56(3)
 President and Chief
  Executive Officer        131,500(2)

Donald M. Kilinski.......    6,510(1)      1.9%       $14  4/26/2009  $ 8.56(3)
 Chief Financial Officer
  and Treasurer             21,500(2)

                            24,380(4)      4.9%   $40.725   3/6/2010  $27.40(5)

Richard D. Nelson........    6,900(1)      1.4%       $14  4/26/2009  $ 8.56(3)
 Chief Administrative
  Officer, Counsel and
  Secretary                 14,500(2)

                            11,750(4)      2.3%   $40.725   3/6/2010  $27.40(5)

David C. Anderson........   12,084(1)      3.4%       $14  4/26/2009  $ 8.56(3)
 President--Americas        38,500(2)

                            32,400(4)      6.5%   $40.725   3/6/2010  $27.40(5)

Dr. Jurgen B. Mulder.....   19,824(1)      3.9%       $14  4/26/2009  $ 8.56(3)
 President--International   38,500(2)

                            28,330(4)      5.6%   $40.725   3/6/2010  $27.40(5)

--------
(1) These options will vest on April 26, 2008. Vesting may accelerate to as early as April 26, 2004 if certain guidelines are met.
(2) Twenty percent of these options vest on each of the first five anniversary dates from April 26, 2000.
(3) The present value of the option at the date of the grant was determined using the Black-Scholes option pricing model. The present value of options granted in 1999 is estimated using the following assumptions: average risk-free interest rate of 5.3%, dividend rate of 0%, expected volatility of 54.3% and expected option life of seven years. The actual value, if any, that the individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there can be no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model.
(4) These options were earned by the individual in 1999 but were granted on March 6, 2000. Twenty percent of these options vest on each of the first five anniversary dates from March 6, 2000.
(5) The present value of the option at the date of grant was determined using the Black-Scholes option pricing model. The present value of options granted on March 6, 2000 is estimated using the following assumptions: average risk-free interest rate of 6.65%, dividend rate of 0%, expected volatility of 61.1% and expected option life of seven years. The actual value, if any, that the individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there can be no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model.

            AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                  Number of
                                                 Unexercised     Value of unexercised
                                              Options at Fiscal in-the-money options at
                           Shares                 Year-End          Fiscal Year-End
                         Acquired on Realized   Exercisable/         Exercisable/
                          Exercise    Value     Unexercisable        Unexercisable
Name                         (#)       ($)         (#)(3)               ($)(3)
----                     ----------- -------- ----------------- -----------------------
Patrick S. Pittard......       0         0         149,086             4,211,680(1)
 President and Chief                                    --                    --
 Executive Officer

Donald M. Kilinski......       0         0          28,010               791,283(1)
 Chief Financial Officer                            24,380(2)                  0(2)
 and Treasurer

Richard D. Nelson.......       0         0          21,400               604,550(1)
 Chief Administrative                               11,750(2)                  0(2)
 Officer, Counsel and
 Secretary

David C. Anderson.......       0         0          50,584             1,428,998(1)
 President--Americas                                32,400(2)                  0(2)

Dr. Jurgen B. Mulder....       0         0          58,324             1,647,653(1)
 President--                                        28,330(2)                  0(2)
 International

--------
(1) Computed based on the difference between the stock option exercise price and $42.25, the closing price of our common stock on December 31, 1999. The actual value, if any, that the individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there can be no assurance the value realized will be at or near the value estimated.
(2) These options were earned by each individual in 1999 but were issued on March 6, 2000. The value of the option was computed based on the difference between the stock option exercise price and $40.625, the closing price of our common stock on March 6, 2000. The actual value, if any, that the individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there can be no assurance the value realized will be at or near the value estimated.
(3) None of the listed options are exercisable.

                             EMPLOYMENT AGREEMENTS

   Messrs. Pittard and Nelson have agreements with us providing for severance benefits. Mr. Pittard's employment agreement entitles him to 30 months of his average total cash base and bonus compensation calculated based on the three-year period preceding the year of the termination of employment if his employment is terminated without cause, and 24 months of such average cash compensation if his employment is constructively terminated.

   Mr. Nelson's employment agreement entitles him to six months of his monthly base salary and the pro rata portion of his bonus if his employment is terminated for any reason.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Prior to the Merger, all matters related to executive compensation were administered by our full Board of Directors which consisted of Peter R. Breen, Romeo Crameri, Milena Djurdjevic, Bengt Lejsved, Jurgen Mulder, Christoph Netta, Richard D. Nelson, Patrick S. Pittard, and Reinhold Thiele, of which Messrs. Mulder, Nelson, and Pittard were executive officers. Immediately prior to the Merger, we elected our current Board of Directors, with the exception of our three non-employee directors, which administered our executive compensation during 1999 until we established our Compensation Committee in September 1999. See "PROPOSAL I, ELECTION OF DIRECTORS."

   Our Compensation Committee consists of three independent directors: Mr. Shaw (Chairman), Mr. Louis-Dreyfus and Ms. Ziegler. From time to time, our Chief Executive Officer, certain other officers and outside consultants may attend meetings of the Compensation Committee but none of our officers may be present during discussions or deliberations regarding his or her own compensation nor may they vote on any matters brought before the Compensation Committee.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

   Compensation Policy. We believe that executive compensation should be directly linked to increased stockholder value. To achieve that success, our compensation program is designed to support us in achieving our key business objectives, to ensure that the executive officers' equity interests are aligned with those of our stockholders and to enable us to attract, retain and reward key personnel. It has been and currently is our policy to position our total compensation for our executive officers and other key employees at levels competitive with those of other major executive recruiting firms. Because many of these organizations are privately held, much of the compensation data is derived from executives and search consultants recruited by us and our in-depth understanding of pay practices and trends within the industry.

   Relationship of Company Performance to Executive Compensation. Our executive compensation is comprised of two components, base salary and incentives (cash and non-cash), each of which is intended to serve the overall compensation program. Our salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, and general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and the level of experience, ability and knowledge required for the job.

   Our incentives consist of cash bonuses, stock options and other stock-based awards, including restricted stock units. Selected employees (including executive officers and members of our Board of Directors) and independent consultants may earn bonuses under two plans. The first plan consists of the 1998 Heidrick & Struggles GlobalShare Program I and the 1998 Heidrick & Struggles GlobalShare Program II (collectively, the "GlobalShare Plan"), which allow grants to be made to selected employees and non-employee directors or independent consultants, respectively. Awards under the GlobalShare Plan may be in the form of options, which may be Incentive Stock Options ("ISOs") or non-qualified stock options; stock appreciation rights ("SARs") granted as a means to exercise options or designated portions thereof, or as independent awards; or other awards, such as restricted stock units, that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of shares (as defined by the Compensation Committee). Awards may be paid in shares, cash or a combination thereof. (A copy of the 1998 Heidrick & Struggles GlobalShare Program I and the 1998 Heidrick & Struggles GlobalShare Program II was previously filed with the SEC as Exhibits 99.01 and 99.02, respectively, to our Registration Statement on Form S-8 filed on March 5,
1999).

   The GlobalShare Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to select the participants to be granted awards under the GlobalShare Plan, determine the size and terms of an award, and determine the time when grants of awards will be made. The Compensation Committee is authorized to interpret the Plan, establish, amend and rescind any rules and regulations relating to the Plan, and make any other determinations that it deems necessary or desirable for the administration of the Plan.

   An option may be granted as an ISO, as defined in the Internal Revenue Code of 1986, as amended, or as a non-qualified stock option, as determined by the Compensation Committee and as set forth in any applicable award agreement. The option price per share of common stock is determined by the Compensation Committee but cannot be less than 100% of the fair market value of the shares (as determined by the Compensation Committee) on the date of grant. Options granted under the GlobalShare Plan are exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after the date it is granted.

   The Compensation Committee may grant an SAR independent of an option or in conjunction with an option or designated portion thereof at the time the related option is granted or at any time prior to the exercise or cancellation of the related option. The exercise price shall be an amount determined by the Compensation Committee, but in no event will such amount be less than the greater of the fair market value of a share of common stock on the date the SAR is granted or, in the case of an SAR granted in conjunction with an option, or a portion thereof, the option price of the related option, and an amount permitted by applicable laws, rules, by-laws, or policies of regulatory authorities or stock exchanges.

   Upon the exercise of an SAR, the participant is entitled to receive, with respect to each share of common stock to which such SAR relates, an amount in cash and/or shares of common stock, as the case may be, equal to the excess of
(a) the fair market value of a share on the date of exercise over (b) the exercise price of the SAR. The Compensation Committee may impose conditions upon the exercisability of SARs.

   The Compensation Committee may grant, in its sole discretion, other awards of shares of common stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock ("Other Share-Based Awards"). Certain of such Other Share-Based Awards ("Performance-Based Awards") may be granted on the basis of our performance, stock price, market share, sales, earnings per share, return on equity, costs or other performance goals approved by the Compensation Committee. The maximum amount of a Performance-Based Award to any participant with respect to a fiscal year shall be $2,000,000.

   The second plan is the Heidrick & Struggles International, Inc. Restricted Stock Unit Plan (the "RSU Plan"). The RSU Plan is designed to reward employees who hold the internal title of "Director" and/or "Partner" (including certain executive officers and members of our Board of Directors). Pursuant to the RSU Plan, we may issue to "Directors" and/or "Partners" restricted stock units ("RSU") which, upon vesting, are convertible into shares of our common stock at a ratio of 1:1. The number of RSUs granted to each participant is determined by the Compensation Committee. Generally, participants will receive a dollar value of RSUs equal to the lesser of: ten percent (10%) of the participant's base salary and bonus compensation, or fifty percent (50%) of the participant's bonus compensation. The maximum dollar value of RSUs issuable to "Partners" who are not also "Directors" or "Director-Elects" is $25,000. If the participant meets certain ownership goals, he or she may obtain a ten percent (10%) discount on the market price of our common stock when the RSUs are issued. These ownership goals are calculated by determining the number of shares beneficially held by each participant multiplied by the average stock price of our shares for a specific period and then divided by the participant's three-year average annual compensation. (If a participant has been employed by us for less than three years, an alternate standard to the three-year test is set.) If the resultant number meets or exceeds pre-established standards for various classifications of participants, then the ten percent (10%) discount will be made available. (A copy of our RSU Plan was previously filed with the SEC as Exhibit 4.03 of our Registration Statement on Form S-8 filed on March 15, 2000).

   CEO Compensation. During 1999 and prior to the Merger, Dr. Jurgen Mulder served as our CEO. Concurrent with the Merger, Dr. Mulder resigned as our CEO and was appointed as our President--International. During 1999, Dr. Mulder received a base salary of $580,000 and bonus compensation of $1,176,500. A portion of this compensation was for his services as our CEO and the remainder was for his services as President--International. Additionally, Dr. Mulder was granted stock options to purchase up to 86,654 shares of our common stock pursuant to the 1998 Heidrick & Struggles GlobalShare Program I and was granted RSU's totaling $125,270 pursuant to our RSU Plan.

   Upon Dr. Mulder's resignation as CEO, Mr. Patrick S. Pittard was appointed as our CEO. During 1999, Mr. Pittard received a base salary of $700,000 as compensation for serving as our CEO. The Compensation Committee also awarded bonus compensation to Mr. Pittard of $1,650,000 pursuant to an existing compensation program. The Compensation Committee considered the following factors when reviewing Mr. Pittard's salary and bonus: his job responsibility and scope; his past salary and business generation; and individual performance, including leadership, organization development, and stockholder and investor relations. The Compensation Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others. Additionally, Mr. Pittard was granted stock options to purchase up to 149,086 shares of our common stock pursuant to the 1998 Heidrick & Struggles GlobalShare Program I.

   Mr. Pittard also has an employment agreement with us which provides to him certain benefits. See also "EMPLOYMENT AGREEMENTS." In this Proxy Statement, we are recommending that our stockholders approve a proposal to modify the performance-based portion of Mr. Pittard's compensation. See "PROPOSAL III, PROPOSAL TO APPROVE THE MATERIAL TERMS OF A CEO PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN." The Compensation Committee is also contemplating modifications to Mr. Pittard's non-performance based compensation which have not yet been determined and are not submitted for stockholder approval.

THE COMPENSATION COMMITTEE

Robert W. Shaw (Chairman)
Robert Louis-Dreyfus
Carlene M. Ziegler

                               PERFORMANCE GRAPH

   The following performance graph compares the monthly percentage change in our cumulative total stockholder return with the cumulative total return of two groups: the Nasdaq Composite Index and a Peer Group constructed by us. Cumulative total return for each of the periods shown in the graph is measured assuming an initial investment of $100 on April 27, 1999, the date public trading of our common stock began, and assumes the reinvestment of any dividends paid.

   The Peer Group is comprised of five publicly traded companies that are engaged principally, or in significant part, in executive search consulting and/or Internet-based recruiting. They constitute the best approximation of a peer group among companies that were publicly traded for the period being evaluated. Many of our direct competitors, who specialize in senior level executive search, are privately held firms.

   The returns of each company have been weighted according to their respective stock market capitalizations at the beginning of each measurement period for purposes of arriving at a Peer Group average. The members of the Peer Group are Caldwell Partners International, Inc., Hotjobs.com Ltd, Korn/Ferry International, TMP Worldwide, Inc., and Whitehead Mann Group PLC.

   The stock price performance depicted in this graph is not necessarily indicative of future price performance. This graph will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or deemed filed under those Acts.

                     Comparison of Cumulative Total Return
   Among Heidrick & Struggles International, Nasdaq Composite Index and Peer
                                     Group

                                 [GRAPH CHART]

                                                                          Peer
      Measurement Period(1)                               HSII   NASDAQ   Group
      ---------------------                              ------- ------- -------
      4/27/99........................................... $100.00 $100.00 $100.00
      4/30/99...........................................   99.55   95.89   92.81
      5/31/99...........................................   99.55   93.19   72.92
      6/30/99...........................................  135.71  101.36   93.84
      7/31/99...........................................  122.32   99.58   71.25
      8/31/99...........................................  108.93  103.41  100.37
      9/30/99...........................................  136.16  103.69  112.83
      10/31/99..........................................  164.29  112.03  111.57
      11/30/99..........................................  188.39  126.02  155.03
      12/31/99..........................................  301.79  153.75  229.74

--------
(1) Based on $100 invested on April 27, 1999 in our common stock, the Nasdaq Composite Stock Index and the Peer Group Index. Total return assumes reinvestment of dividends.

                                  PROPOSAL II
                  AMENDMENT TO THE 1998 HEIDRICK & STRUGGLES
            GLOBALSHARE PROGRAM I AND THE 1998 HEIDRICK & STRUGGLES
                            GLOBALSHARE PROGRAM II

   We have adopted the 1998 Heidrick & Struggles GlobalShare Program I (the "GlobalShare Program I") which serves as a means to attract, reward and retain selected employees ("Employee Participants"). Similarly, we have adopted the 1998 Heidrick & Struggles GlobalShare Program II (the "GlobalShare Program II" and, together with the GlobalShare Program I, the "GlobalShare Plan") which serves as a means to attract, reward and retain independent contractors (together with the Employee Participants, the "Participants"). The terms of each of the GlobalShare Program I and the GlobalShare Program II are substantially the same in all material respects.

   Awards made under the GlobalShare Plan may be in the form of options, which may be Incentive Stock Options or non-qualified stock options; stock appreciation rights granted as a means to exercise options or designated portions thereof, or as independent awards; or other awards, such as restricted stock units, that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of shares (as determined by the Compensation Committee). Awards may be paid in shares, cash or a combination thereof.

   Our Board of Directors has adopted and recommends that you approve an amendment to the GlobalShare Plan that would increase the aggregate number of shares authorized for issuance under the GlobalShare Plan. Currently, the aggregate number of shares which may be issued or delivered under the GlobalShare Plan is 3,721,667, subject to adjustments upon certain events described in Section II of the GlobalShare Plan. The maximum number of shares of common stock for which awards may be granted during a calendar year to any Participant is 275,000. The term of the GlobalShare Plan is ten years expiring on June 8, 2008. At our initial public offering, we issued 666,566 shares of common stock pursuant to a purchase opportunity under the GlobalShare Plan. As of March 31, 2000, we granted, issued or delivered options, net of forfeitures, representing approximately 1.9 million shares under the GlobalShare Plan. Accordingly, there are approximately 1.2 million shares of common stock available which may be subject to options, stock appreciation rights, or other awards.

   As a result of the small number of shares of common stock available for issuance under the GlobalShare Plan and the need for us to remain competitive in attracting and retaining employees, we are asking that you authorize an additional number shares of common stock for issuance under the GlobalShare Plan to cover awards anticipated to be granted by us in the future in accordance with our normal compensation practices. We continue to believe that awards under the GlobalShare Plan are an important component of compensation and necessary to attract and retain outstanding employees and independent contractors, as the case may be.

   To enable us to continue utilizing the GlobalShare Plan to compensate our executives, key employees and independent contractors, we propose to amend paragraph 3 of the GlobalShare Plan to provide that the total number of shares authorized or reserved for issuance upon the exercise of all options granted under the GlobalShare Plan, subject to adjustments upon certain events described in Section 11 of the GlobalShare Plan, shall not exceed an aggregate amount equal to thirty percent (30%) of the highest number of shares of our common stock which are issued and outstanding from time to time during the term of the GlobalShare Plan, provided, however, that in no event will the sum of the total number of shares authorized or reserved for issuance upon the exercise of all options granted under the GlobalShare Plan plus the total amount of our issued and outstanding shares exceed the number of shares authorized for issuance under our Amended and Restated Certificate of Incorporation.

   Except as so amended by this Proposal II, the GlobalShare Program I and GlobalShare Program II will continue unchanged and in full force and effect.

   Adoption of these proposed amendments requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1998 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM I AND THE 1998 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM II.

                                 PROPOSAL III
                  PROPOSAL TO APPROVE THE MATERIAL TERMS OF A
               CEO PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

   Internal Revenue Code Section 162(m) ("Section 162(m)") prevents a publicly held corporation from deducting for tax purposes amounts of annual compensation in excess of $1 million if that compensation is paid to the CEO or any of the four highest compensated officers (other than the CEO) whose compensation is reported in the proxy statement. However, compensation, including stock options, which is paid pursuant to the terms of a plan or structure that qualifies as performance-based compensation under Section 162(m) is not subject to the $1 million limitation.

   We seek stockholder approval of the material terms of an incentive compensation plan (the "Performance Plan") created for our CEO. The Performance Plan includes a performance-based award with a maximum payout of $2.4 million per fiscal year. This Performance Plan will eliminate an existing compensation program which included payment to the CEO of a $1.65 million minimum guaranty. This performance-based award may be earned based on one or more of the following criteria: (1) corporate growth in revenue and earnings per share on a fully diluted basis (including results from our wholly owned subsidiary, LeadersOnline), and (2) growth of our total stockholder return on equity compared to the average total stockholder return on equity of S&P Small Cap companies and certain peer companies. Prior to the 90th day of each fiscal year, the Compensation Committee will establish the formula, including targets and goals, with respect to the performance-based award. Prior to the payment of the performance-based award to the CEO, the Compensation Committee will certify that the performance goals and any other material terms of the performance-based award were in fact satisfied.

   In addition to the performance-based award, the Performance Plan provides for a discretionary award based on strategic considerations determined by the Board of Directors. The discretionary award will be subject to the $1 million deduction limit of Section 162(m).

   The CEO may receive other compensation outside of the Performance Plan to the extent determined by the Compensation Committee, including stock options. The CEO is permitted to draw down up to $1 million of his potential performance-based and discretionary awards to be earned under the Performance Plan, and should he not meet the targets to earn the awards under the Performance Plan, he is required to pay back any unearned amount drawn down. The Performance Plan will be effective only upon approval by the stockholders.

Eligible Officer

   The only individual participating in the Performance Plan is our CEO.

Business Criteria

   The annual performance-based award paid under the Performance Plan is based on a measurement of stockholder return on equity, growth of revenue and growth of earnings per share, as described above. The Compensation Committee will establish the formula, including targets and goals, prior to the 90th day of the fiscal year with respect to the performance-based award.

   The financial measurements used in performance goals shall exclude the effects of changes in accounting standards and non-recurring extraordinary events specified by the Compensation Committee, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses. However, the Compensation Committee retains the discretion to reduce performance-based awards as a result of such events, and to interpret the Performance Plan or any award in accordance with its terms.

   The annual discretionary award is based on strategic considerations.

Maximums

   The annual performance-based award payable in any year to the CEO will be a maximum of $2.4 million.

   The table below shows the performance-based award our CEO could earn for year 2000 if the targets and goals set by our Compensation Committee are satisfied.

                            Performance-Based Award
                 Year 2000 Performance-Based CEO Incentive Plan

                                               2000 Annual Incentive
                                    -------------------------------------------
Name, Position                      Threshold   Target    Maximum
--------------                      --------- ---------- ----------
Patrick S. Pittard, President and
 Chief Executive Officer...........    $ 0    $1,200,000 $2,400,000

   Approval of these material terms requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE MATERIAL TERMS OF A CEO PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN.

                                  PROPOSAL IV
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

   Our Board of Directors appoints our independent public accountant on an annual basis and asks stockholders to ratify their appointment. We believe that Arthur Andersen LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of our independent public accountant. Therefore, we have appointed Arthur Andersen LLP to act as our independent public accountant to audit our financial statements for 2000. Although our appointment of an independent public accountant does not require stockholder approval, we believe it is desirable to obtain your concurrence with our appointment. Due to the difficulty and expense involved in retaining another independent accounting firm on short notice, we do not contemplate appointing another firm to act as our independent public accountant for 2000 if you do not concur with our appointment of Arthur Andersen LLP. Instead, we will consider your vote as advice in making our appointment of our independent public accountant next year.

   Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During the fiscal year, none of our executive officers or directors was indebted to us in an amount in excess of $60,000. Additionally, during fiscal year 1999, we did not enter into any transactions or establish any business relationships with related parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires that our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. These officers, directors and individuals, entities or groups holding ten percent (10%) or more of our outstanding shares of common stock are also required by SEC rules to furnish us with copies of all forms they file.

   Based solely on a review of the copies of the forms received by us or written representations from certain reporting persons, we believe that, during 1999, all Section 16(a) filing requirements applicable to our officers, directors, and individuals, entities or groups holding ten percent (10%) or more of our outstanding shares of common stock were met.

             STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

   Advance Notice Procedures. Under our Amended and Restated Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote at the meeting who has delivered advance notice to us. The advance notice must contain certain information specified in our Amended and Restated Bylaws and be delivered to our Secretary at our principal executive offices (233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303) not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate from and in addition to the SEC's requirement that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2001 Annual Meeting of Stockholders pursuant to Rule 14a-18 under the Exchange Act ("SEC Rule 14a-8").

   Stockholder Proposals to be Included in the Proxy Statement. Proposals of our stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by our Secretary at our principal executive offices by January 4, 2001. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2001 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-
8. A proposal which does not comply with the applicable requirements of SEC Rule 14a-8 will not be included in our proxy materials for the 2001 Annual Meeting of Stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We incorporate by reference herein our annual report on Form 10-K for the fiscal year ended December 31, 1999. All reports and other documents we file pursuant to Sections 13(a)(c),14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement also will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing these reports and documents. Any statement incorporated or deemed to be incorporated herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes this statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. We will not update this Proxy Statement for events occurring subsequent to the date of this Proxy Statement.

   You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and information statements, and other information at http://www.sec.gov.

   We will provide without charge a copy of any of the foregoing documents incorporated herein by reference (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the document). Requests for these documents should be made to Richard D. Nelson at 233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the above is the only business we are aware of that is to be acted upon at the annual meeting. If, however, other matters should properly come before us at the annual meeting, the persons appointed by your signed proxy will vote on those matters according to their best judgment.

                                          By the order of the Board of
                                           Directors,
                                          Richard D. Nelson,
                                          Secretary

Chicago, Illinois
April 21, 2000


 YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE EACH OF THE PROPOSALS LISTED BELOW.

                                                          Please mark
                                                          your votes as
                                                          indicated in     [X]
                                                          this example

I. ELECTION OF DIRECTORS (Mark only one box).

         FOR                    WITHHOLD
    all nominees                AUTHORITY
    listed below               to vote for
  (except as marked            all nominees
to the contrary below)         listed below

         [_]                       [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

Nominees: David B. Kixmiller, Bengt Lejsved, Robert W. Shaw, and Carlene M. Ziegler

II. PROPOSAL TO AMEND THE 1998 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM I AND THE 1998 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM II. (MARK ONLY ONE BOX).

     FOR   AGAINST   ABSTAIN
     [_]     [_]       [_]

III. PROPOSAL TO APPROVE THE MATERIAL TERMS OF A CEO PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN. (MARK ONLY ONE BOX).

     FOR   AGAINST   ABSTAIN
     [_]     [_]       [_]

IV. PROPOSAL TO RATIFY OUR APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR 2000. (MARK ONLY ONE BOX).

     FOR   AGAINST   ABSTAIN
     [_]     [_]       [_]

V. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.

This Proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals I, II, III and IV.

Please sign your name on this Proxy Card exactly as it appears to the left of the signature line.

IF YOU HOLD SHARES AS JOINT TENANTS, BOTH YOU AND THE CO-OWNER MUST SIGN. If you are signing as executor, trustee, guardian or in another representative capacity, please provide your full title. If you are a corporation, please sign in full corporate name by the president or other authorized officer. If you are a partnership, please sign in partnership name by an authorized person.

Dated:_____________________________, 2000

_________________________________________
Your Signature

_________________________________________
Signature of co-owner, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------


                           PROXY FOR ANNUAL MEETING

        This Proxy is Solicited on Behalf of the Board of Directors of
                   Heidrick & Struggles International, Inc.
                      233 South Wacker Drive, Suite 4200
                         Chicago, Illinois 60606-6303

I hereby appoint Richard D. Nelson and Donald M. Kilinski, or each of them as Proxies, with full power of substitution to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record by me as of April 19, 2000 at the Annual Meeting of Stockholders to be held on June 2, 2000 or any adjournment of the meeting. This Proxy authorizes each of them to vote in their discretion on any matter that may properly come before the annual meeting or any adjournment of the meeting.





                  (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .